Exhibit 10.2

PATHMARK STORES, INC.

200 Milik Street, Carteret, NJ 07008

(732) 499-3930 Fax: (732) 499-3460

March 4, 2007

Robert J. Joyce

Pathmark Stores, Inc.

200 Milik Street

Carteret, NJ 07008

Re:	Transaction Bonus

Dear Robert:

As you know, Pathmark Stores, Inc., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with The Great Atlantic & Pacific Tea Company, Inc., a Maryland corporation (“Parent”), and Sand Merger Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) and the Company will become a wholly owned subsidiary of Parent.

In connection with the Company’s entrance into the Merger Agreement, this letter agreement (the “Letter Agreement”) will confirm your and the Company’s understanding that the Company will pay to you a transaction bonus of $50,000 (the “Transaction Bonus”) within three (3) business days following the consummation of the Merger, but only if:

•	you remain continuously employed by the Company through the date on which the Merger occurs;

•

you terminate your employment with the Company on or prior to the date on which the Merger occurs for “Good Reason.” For purposes of this Letter Agreement, “Good Reason” shall have the meaning set forth in your employment agreement with the Company; or

•

the Company terminates your employment on or prior to the date on which the Merger occurs for reasons that do not constitute “Cause.” For purposes of this Letter Agreement, “Cause” shall have the meaning set forth in your employment agreement with the Company.

For the avoidance of doubt, you will not receive the Transaction Bonus if you voluntarily terminate your employment with the Company other than for Good Reason or if your employment is terminated for Cause on or prior to the date on which the Merger occurs.

Nothing contained in this Letter Agreement conveys upon you the right to continue to be employed by the Company, constitutes a contract or agreement of employment, or restricts Company’s right to terminate you at any time, with or without Cause. No representation, promise or inducement has been made by either party hereto that is not embodied in this Letter Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

The terms of this Letter Agreement will be governed by the laws of the State of New Jersey. This Letter Agreement supersedes any prior or other agreements or understandings, oral or written, with respect to the payment of the Transaction Bonus, and neither this Agreement nor the amount or terms of the Transaction Bonus may be modified other than in a writing signed by the Company and you.

Very truly yours,

PATHMARK STORES, INC.

By:	/s/ John T. Standley

Name: John T. Standley
Title:   Chief Executive Officer

Agreed and Accepted as of the date first set forth above:

/s/ Robert J. Joyce

Robert J. Joyce

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